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                                  EXHIBIT 2 (iii)






                                    DEED OF SALE

                                     OF SHARES

                                  AUTHENTICATED BY

                             MR. JOSE MARIA BADIA GASCO

                                 NOTARY OF ZARAGOZA

Pa. De la Independencia, 8 Dpdo, 3 Dcha. - 50004 Zaragoza - Tel. 976 23 61 95 -
                                 Fax  976 23 28 37



                     EXECUTED BY MR. ALFONSO FUENTES BARRUA AND

                   GUMARCON, S.L. IN FAVOR OF "TRANS WORLD GAMING

                    CORP." - AND OTHERS; 15 APRIL 1998:  NOTARY

                                 REGISTRY NO. 1.388




GP  0966411


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[Notary seal:]

JOSE MARIA BADIA GASO
Notary of Zaragoza

---- NUMBER ONE THOUSAND THREE HUNDRED AND EIGHTY-ONE

---- BILL OF SALE OF SHARES.-

---- In Zaragoza, at my residence, on the fifteen of April, nineteen hundred ninety-eight.

---- Before me, HONORIO ROMERO HERRERO, Notary of the Illustrious College of Zaragoza, acting in substitution of and for the registry of my colleague of this same residence, MR. JOSE-MARIA BADIA GASCO,

------------------------------------APPEAR: ------------------------------------

---- MR. ALFONSO FUENTES BARRAU, of legal age, married, an industrialist, resident of Zaragoza, domiciled at calle Coso No. 66; bearing National Identification No. 17.984.306-D.

---- For the one party

---- AND,

---- MR. ANDREW TOTTENHAM, of legal age, married, a British citizen, domiciled at 28 Killieser Avenue, London 8W24NT (United Kingdom), bearing a valid passport with the number 500076155.

---- For the other party,

---- AND MR. ALBERTO CUARTERO RIOS, of legal age, married, an attorney, resident of Zaragoza, domiciled at calle del Doctor Cerrado, number 24, 4th floor left; bearing National Identification Document number 25.140.154-N.

---- NOW COME:

---- 1.   MR. ALFONSO FUENTES BARRAU, participating on his own behalf and also in his capacity as Single Administrator and in the name of the corporation 'GUMARCON, S.L., domiciled in Madrid, calle de Maldonado, number 4; incorporated for an indefinite period by mans of an instrument authorized by the Madrid notary Mr. Jose-Luis Alvarez Alvarez on March 7,1996, Notary registry number 922; registered in Commercial Registry of Madrid at Volume 10.858, Folio 175,
Section 8, page number M-171456, entry 2. - Its assigned Tax Identification Document Number is B-81410300.

I hereby transcribe the following excerpts from the Articles of Incorporation of said Company: "...Article 18 - The Company shall be governed and administered
by a Single Administrator -    ...Article 20 -  The Single Administrator shall
be responsible for representing the Company in and out of court and in acts and contracts, operations and business transaction of any type. - As such, the Single Administrator may undertake with any individual or legal entity..., acts and contracts of any type, whether concerned with management, ordinary or extraordinary administrative issues, encumbrances, acquisitions, arrangement and sales, transactions, loans, credits, collections and payments, regardless of their nature and consequence, involving either real or personal rights,


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relative to movable or immovable property,..., with such powers as may be necessary to best accomplish the foregoing, signing for this purpose the appropriate notarized or un-notarized documents, all without prejudice to the specific competencies that the Law accords the General Meeting of Shareholders. ---- - Any limitation of the representational powers of the administrative body, whether imposed by the corporate bylaws or by decisions of the General Meeting of Shareholders, shall be null and void vis-a-vis third parties, without prejudice to the validity and liability that the Single Administrator may incur with respect to the Company in the case of abuse or misuse of powers or for performing acts not included in the corporate purpose of a binding nature for the Company pursuant to what is set forth in the Joint-stock Companies Act.----"/.

The transcribed portions are a faithful copy of the contents of the authorized copy, which I have before me, of the aforesaid Articles of Incorporation, and nothing of what has been omitted restricts, modifies or qualifies what has been inserted.

Said gentlemen was named Single Administrator for a term of five years, pursuant to a decision adopted by the General Shareholders Meeting held on 26 August, 1997, which was converted into a public instrument by means of a document authenticated by my absent colleague on 5 September 1997, under Notary Registry number 2.860, which resulted in the aforesaid entry 2 of the above-referenced page number M-171456 in the Commercial Registry of Madrid.

He declares that he currently continues to perform the functions of said office.

2. MR. ANDREW TOTTENHAM, participating in his own behalf as well as in the name of the U.S. corporation called "TRANS WORLD GAMING CORP.", domiciled at One Penn Plaza, Suite 1503, New York, 10119 (U.S.A.); incorporated on 20 October, 1993, under registration number 133,738,518.

Said gentlemen declares that at this time he is unable to show proof of the aforesaid representation, whereupon the other participants agree that it should be verified at a later time following this proceeding; in my capacity as notary, however, I advise the participants, at whose insistence the execution proceeding is being continued, that the full effectiveness of this instrument remains subject to presentation of the documental proof of the alleged representation or, if available, the confirmation of the aforesaid Entity represented.

3. AND MR. ALBERTO CUARTERO RIOS on behalf of MR. JAIME VACA DE ARRAZOLA BANOS, of legal age, married under the regime of separation of marital property, a resident of Madrid, domiciled at calle de Magallanes, number 1, 9th; bearing National Identification Document Number 313.531-H, who is acting in the capacity of representative pursuant to a power of attorney certified by me today acting in the place of my colleague, Mr. Jose-Maria Badia Gasco, a certified copy of which they place before me. Finding it sufficient, I hereby attach it to this principal document.

     THEY HAVE, in my opinion, legal capacity for this act.

                            WHO STATE AS FOLLOWS:

I. That they have consented to the sale of the registered shares numbered 1 to 2,250, inclusive, of the corporation named "CASINO DE ZARAGOZA, S.A.", domiciled at Alfajarin (province of Zaragoza) Carretera N. II, Km. 343,250; incorporated for an indefinite period by means of an instrument certified by a former notary of this City, Mr. Pascual Gomis Vidal, on 8 May, 1978, with bylaws revised in accordance with the Corporations Act by means of an instrument certified by a


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former notary of this City, Mr. Nicolas Moreno Badia, on 3 July, 1991, under
Notary Registry number 792; registered in the Commercial Registry of this Province at Volume 1069, Folio 41, Page Number Z-2.389, entry 1. Its assigned Tax Identification Document Number is A-500044585.

By virtue of a Court order on 25 January, 1997, the Court First Instance of Zaragoza on 25 January, 1997, the Court acknowledged the petition requesting that the Company be declared in SUSPENSION OF PAYMENTS.

Said shares belong to:

To the company "GUMARCON, S.L.", which owns numbers 1.126 to 2.250, inclusive.

They acquired said shares through a purchase from the company "Ibervalles, S.L.", in an instrument certified by the Madrid notary, Mr. Luis Sanz Rodero, on 9 July, 1996, under Notary Registry number 2660, an uncertified copy of which they place before me, which prompts me to advise the executing parties of the necessary warnings.

They are fully paid-up.

The sellers declare that the shares forming the subject of the sale under this bill of sale are the only ones that they own in the company "CASINO DE ZARAGOZA, S.A.".

II. That pursuant to Article 11 of the bylaws of the company, "CASINO DE ZARAGOZA, S.A." the shares of said company may be freely transferred, since the content of said Article, based on the photocopy which they place before me of the aforesaid revised bylaws, reads as follows:
"...ARTICLE 11". -TRANSFERABILITY OF SHARES. - The ownership of the shares shall be transmitted by any of the methods established under law, and the Company shall be immediately notified in writing thereof for its recording in the corresponding book and regulatory notification of the competent governmental bodies. - Pending the registration of the Company, or where applicable, of the decision to increase the share capital in the Commercial Registry, the shares may neither be delivered nor transferred..."

III. And that the foreign investment arising from the transfer of shares that is formalized in this bill of sale has been authorized:

      (a) By the General Delegation of Aragon, pursuant to a decision of the Advisor for Economy, Treasury and Development, dated 15 April, 1998, as evidenced by the document which they place before me, issued in four sheets of ordinary paper, single-sided, which I attached hereto.

      (b) By the Ministry of the Economy and Treasury, General Directorate of Commercial Policy and Foreign Investments dispatched on 30 March, 1998.

      (c) By the Council of Ministers of the Spanish State, at its meeting held on 20 March, 1998.

      The preceding authorizations are not properly evidenced, a fax being the sole piece submitted to me, which I append hereto, while advising the executing parties about this lack of certified documentation, which they expressly accept and promise to deliver the original document to me as soon as they obtain it for its subsequent annexation hereto under a separate proceeding.


      IN VIEW OF THE FOREGOING STATEMENTS


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     THEY HEREBY EXECUTE THE FOLLOWING,

     FIRST.    MR. ALFONSO FUENTES BARRAU, acting on his own behalf and in the name of the company 'GUMARCON, S.L.", sells the aforesaid 2,250 shares, numbered 1 to 2.250, inclusive, of the company "CASINO DE ZARAGOZA, S.A.", free of encumbrances, as follows:

     1. To the company "TRANS WORLD GAMING CORP." it hereby sells two thousand two hundred and forty-eight (2.248 shares), numbered 1 to 2.248, inclusive, and the latter, through its designated representative at this proceeding hereby purchases and acquires them.

     2. To MR. ANDREW TOTTENHAM it hereby sells one share (1 share), number 2.249, and the latter hereby purchases and acquires it.

     3. To MR. JAIME VACA DE ARRAZOLA BANOS it hereby sells one share (1 share), number 2.250, and the latter hereby purchases and acquires it through his designated representative at this proceeding.

     SECOND. The total price of three sales amounts to ONE HUNDRED TWENTY MILLION PESETAS.

     The sellers state that, of the total sales amount, they have received before this proceeding, in accordance with their respective shares in the sale, from the purchasers, whose payments were in accordance with their respective shares in the purchases, the amount of FIFTY THOUSAND U.S. DOLLARS, equivalent to SEVEN MILLION SEVEN HUNDRED SEVENTEEN THOUSAND PESETAS, a photocopy of which I have obtained and attach to this principal document.

     For said amount, the sellers issue to the purchasers a receipt of payment, subject to full collection.

     And the payment of the balance remains deferred and the purchasers pledge and undertake to make it to the sellers before the eighteenth day of May of the current year, which shall bear a interest of TEN THOUSAND U.S. DOLLARS.

     The foreign Company certifies the provenance of the amount paid with a certification issued on one folio of ordinary paper by the entity BANKINTER, Paseo de la Constitucion 15, of this City, dated 15 April 1998, which certification I append to the master document.

     I, the Notary, append hereto both copies of the statements on foreign investments made under this contract.

     THIRD. The failure to pay the remaining balance of the payment due in the manner stipulated shall entitle the sellers to rescind the sales IPSO JURE, pursuant to the provisions of Article 1.504 of the Civil Code.

     Should the sellers, in exercise of the authority reserved by them, reacquire what was sold under this contract, the purchasers shall forfeit the FIFTY THOUSAND DOLLARS delivered in partial payment of the price, with the said funds to remain in the possession of the sellers.

     This contract shall likewise terminate IPSO JURE should the agreement presented by "CASINO DE ZARAGOZA, S.A." at the Creditors Meeting relative to the said Company's


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suspension of payments not be approved, in which case the purchasers shall forfeit the FIFTY THOUSAND DOLLARS delivered in partial payment of the price, with the said funds to remain in the possession of the sellers, and naturally the purchaser would not be required to pay the portion of the payment that is deferred, and the ownership of the shares would be restored to the sellers.

     FOURTH. The purchasers state that they are aware of the commercial, legal, accounting and tax situation of the Company "CASINO DE ZARAGOZA, S.A." and its affiliates, and indicate, in particular, that they are fully aware of the current situation of the proceedings in the suspension of payments matter in which it is implicated under number 1/97 before the Eleventh Court of First Instance of Zaragoza. They further state that since before the execution of the private document of sale of 12 September 1997, signed by the parties, they have been receiving ample accounting documentation that exactly reflects the net worth of the Firm, including, INTER ALIA, the balance sheet operating account, Court decisions in the matter of suspension of payments, contracts, Social Security contribution payment forms (TC1 and TC2), as well as a list of all currently pending contingencies in favor or against the Company. The purchasers acknowledge having examined all the documents they have requested to check the accuracy of the accounting documents provided, and also to verify the correctness of the tax, employment, administrative situation, including with the Regional Council of Aragon, the entity which has been assigned jurisdiction over the gaming business in which the concern "CASINO DE ZARAGOZA, S.A." is engaged. The purchasers state the condition of the Firm conforms with the data supplied by the sellers, without their having to make any reclamations on any account.

     Any obligation derived from the private contracts subscribed between the parties on 12 September 1997 is rescinded and void.

     The sellers, in signing this contract, sever all ties with the Company "CASINO DE ZARAGOZA, S.A.", and undertake not to exercise any type of action before any official entity which might obstruct directly or indirectly the effective assumption of control and authority over the Company by the purchasers.

     FIFTH. All of the expenses and taxes in connection with the execution of this document shall be borne exclusively by the purchasers.

     All statutory reservations and notices have been made including, specifically, those of Article 52 of the Property Transfers Tax Act and Documented Juridical Acts (Royal Legislative Decree 1/1993 of 24 September), and those of the Assessments Act, the parties present having requested that the exemption established under Article 108 of Law 24/1988 be applied to this Contract.

     Pursuant to the stipulations of the aforesaid Assessments Act, I shall append hereto the corresponding settlement of fees, in a separate folio.

     As MR. ANDREW TOTTENHAM does not understand Spanish and in accordance with the provisions of Article 150 of the Notarial Regulations, this proceeding is being attended by a sworn interpreter from Spanish into English, MRS. PATRICIA CALLAVED BURGALETA, whose name appears on the list of sworn interpreters of this City furnished by the Association of Notaries of Zaragoza, who is of Spanish nationality and whose identity I verify by means of her national identification document, no. 25,151,496-F, and who states that she translates orally into the said English language, out loud, the reading that I, the Notary, at the election of the parties present and of said interpreter, provide of this notarized document, with the parties hereto indicating their


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approval of the full contents thereof and signing it thereafter; then, the aforesaid interpreter states, on her personal recognizance, that the contents of this instrument are faithfully represented in the English translation which she has given thereof, and also signs.

     I, the Notary, do hereby attest that I have verified the identities of the parties hereto from their respective identification documents notes in the introduction, containing photographs and signatures, and everything else contained in this notarized document, which has been drawn up in nine folios of official notarial paper, being all of the same class and series, and bearing the number which appears hereinbelow and the eight numbers immediately preceding it. The signatures and initials of the parties in attendance are affixed hereto. Sealed and signed - Honorio Romero Herrero - Initialed and sealed.


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